EXHIBIT 99.1

NEWS RELEASE	CONTACT: JOHN P. NELSON
FOR IMMEDIATE RELEASE	CEO AND PRESIDENT
(515) 232-6251
APRIL 21, 2023

AMES NATIONAL CORPORATION

ANNOUNCES EARNINGS FOR THE FIRST QUARTER OF 2023

Ames, Iowa – Ames National Corporation (Nasdaq: ATLO; the “Company”) today reported net income for the first quarter of 2023 of $3.2 million, or $0.36 per share, compared to $5.1 million, or $0.57 per share, earned in the first quarter of 2022. The decrease in earnings is primarily the result of higher interest expense on deposits and other borrowed funds, offset in part by an increase in interest income on loans and taxable securities. The higher interest expense on deposits is due to an increase in market rates. Since March 1, 2022, The Federal Open Market Committee has increased its target for the federal funds interest rate by 4.75%. The increase in interest income on loans and taxable securities was primarily due to higher rates and growth in the loan and investment portfolios.

INCOME STATEMENT HIGHLIGHTS (unaudited)

	Three Months Ended
	March 31,
	2023	2022

Net income (in thousands)	$3,197	$5,145
Earnings per share - basic and diluted	$0.36	$0.57
Return on average assets	0.60%	0.96%
Return on average equity	8.36%	10.28%
Efficiency ratio	70.70%	59.72%
Net interest margin	2.23%	2.55%

COMPANY STOCK HIGHLIGHTS (unaudited)

As of or for the three months ended
March 31,
Company Stock (ATLO)	2023

Closing price	$20.80
Price range	$20.20 - 25.00
Book value per common share	$17.69
Cash dividend declared	$0.27
Dividend yield	5.19%

BALANCE SHEET HIGHLIGHTS (unaudited)

	March 31,
(Dollars in thousands)	2023	2022

Assets	$2,189,651	$2,184,718
Loans receivable, net	$1,224,045	$1,130,077
Deposits	$1,896,793	$1,959,893
Stockholders' equity	$159,082	$176,665
Equity capital ratio	7.27%	8.09%

First quarter 2023 Results:

First quarter 2023 loan interest income was $2.4 million higher than first quarter 2022. The increase is primarily due to higher average rates and growth in the loan portfolio. Taxable securities interest income was $628 thousand higher than the first quarter of 2022 due primarily to increased balances and rates. Deposit interest expense increased $3.8 million during this same period due to an increase in market interest rates. First quarter 2023 net interest income totaled $11.7 million, a decrease of $1.5 million, or 11%, compared to the same quarter a year ago. The Company’s net interest margin was 2.23% for the quarter ended March 31, 2023 as compared to 2.55% for the quarter ended March 31, 2022. The net interest margin was 2.45% for the quarter ended December 31, 2022. The decrease in net interest margin was primarily due to an increase in market interest rates on deposits in excess of rate increases on interest-earning assets. According to our interest rate sensitivity modeling, annual net interest income is projected to decline approximately 9% if interest rates immediately increased 200 basis points as of April 1, 2023.

A credit loss expense of $212 thousand was recognized in the first quarter of 2023 as compared to a credit loss benefit of ($127) thousand in the first quarter of 2022. Net loan charge-offs totaled $158 thousand for the quarter ended March 31, 2023 compared to net loan charge-offs of $10 thousand for the quarter ended March 31, 2022. The credit loss expense in 2023 was primarily due to a charge-off in the agriculture loan portfolio. The credit loss benefit in the first quarter of 2022 was primarily due to a decline in loans outstanding from December 31, 2021.

Noninterest income for the first quarter of 2023 totaled $2.3 million as compared to $2.6 million in the first quarter of 2022, a decrease of 12%. The decrease in noninterest income was primarily due to fewer gains on sale of residential loans held for sale as refinancing volume has slowed and a decrease in wealth management income as a decline in the market values of investments negatively impacts wealth management income.

Noninterest expense for the first quarter of 2023 totaled $9.8 million compared to $9.4 million recorded in the first quarter of 2022, an increase of 5%. The increase is primarily due to normal increases in salaries and employee benefits. The efficiency ratio was 70.7% for the first quarter of 2023 as compared to 59.7% in the first quarter of 2022.

Income tax expense for the first quarter of 2023 totaled $671 thousand compared to $1.3 million recorded in the first quarter of 2022. The effective tax rate was 17% and 20% for the quarters ended March 31, 2023 and 2022, respectively. The lower than expected tax rate in 2023 and 2022 was due primarily to tax-exempt interest income and New Markets Tax Credits.

Balance Sheet Review:

As of March 31, 2023, total assets were $2.19 billion, an increase of $4.9 million, as compared to March 31, 2022. The increase in assets is primarily due to loan growth funded by federal funds sold and other borrowings. The increase was offset in part by higher unrealized losses on the investment portfolio as market interest rates have risen.

Securities available-for-sale as of March 31, 2023 decreased to $788.9 million from $823.9 million as of March 31, 2022. The decrease in securities available-for-sale is primarily due to a decline in fair value of the portfolio due to interest rate increases in the past year. The decrease is offset in part by purchases of U.S. treasuries and municipal securities. The Company's investment portfolio had an expected duration of 3.96 years as of March 31, 2023.

Net loans as of March 31, 2023 increased to $1.22 billion, as compared to $1.13 billion as of March 31, 2022. The increase was primarily due to an increase in the 1-4 family and commercial real estate portfolios. Impaired loans were $10.8 million and $12.2 million as of March 31, 2023 and 2022, respectively. Regarding the commercial real estate portfolio, the Company’s outstanding loans to finance non-owner occupied commercial office properties is approximately 3% of total loans outstanding as of March 31, 2023.

Effective January 1, 2023, the Company adopted the Financial Instruments – Credit Losses (CECL) accounting guidance. The adoption of this guidance established a single allowance framework for all financial assets carried at amortized cost and certain off-balance sheet credit exposures. The framework requires that management’s estimate reflects credit losses over the full remaining expected life of each credit and considers expected future changes in macroeconomic conditions. The adoption resulted in the recognition on January 1, 2023 of cumulative effect adjustments of $518 thousand related to the allowance for credit losses and $273 thousand related to the liability for off-balance sheet credit exposures. The allowance for credit losses on March 31, 2023 totaled $16.3 million, or 1.31% of gross loans, compared to $16.5 million, or 1.44% of gross loans, as of March 31, 2022. The decrease in the allowance for credit losses is mainly due to lower specific reserves and offset in part by loan growth.

Deposits totaled $1.90 billion as of March 31, 2023, a decrease of 3%, compared to $1.96 billion recorded as of March 31, 2022. The decline in deposits is primarily due to decreases in core deposits and offset in part by an increase in time deposits and public funds. Estimated uninsured deposits represented approximately 18% of total deposits as of March 31, 2023. Deposit balances fluctuate as customers’ liquidity needs vary and could be impacted by prevailing market interest rates, competition, and economic conditions.

Liquid assets of cash on hand, balances due from other banks and interest-bearing deposits in financial institutions for March 31, 2023 totaled $87.2 million. Other sources of liquidity available to the Banks as of March 31, 2023 include available borrowing capacity with the FHLB of $314.4 million and federal funds borrowing capacity at correspondent banks of $102.2 million. The available borrowing capacity represents 22% of total deposits.

The Federal Reserve Board created a new Bank Term Funding Program (BTFP), offering loans of up to one year in length to banks pledging U.S. Treasuries, agency debt and mortgage-backed securities, and other qualifying assets as collateral. The BTFP allows for borrowing from the Federal Reserve Bank up to the par value of the pledged collateral and will provide an additional source of liquidity. The Company had $75 million borrowed under the BTFP as of March 31, 2023.

The Company’s stockholders’ equity represented 7.3% of total assets as of March 31, 2023 with all of the Company’s six affiliate banks considered well-capitalized as defined by federal capital regulations. Total stockholders’ equity was $159.1 million as of March 31, 2023, compared to $176.7 million as of March 31, 2022. The decrease in stockholders’ equity was primarily the result of an increase in unrealized losses on the investment portfolio, offset in part by the retention of net income in excess of dividends.

Cash Dividend Announcement

On February 8, 2023, the Company declared a quarterly cash dividend on common stock, payable on May 15, 2023 to stockholders of record as of May 1, 2023, equal to $0.27 per share.

About Ames National Corporation

Ames National Corporation affiliate Iowa banks are First National Bank, Ames; Boone Bank & Trust Co., Boone; State Bank & Trust Co., Nevada; Reliance State Bank, Story City; United Bank & Trust, Marshalltown; and Iowa State Savings Bank, Creston, Iowa.

The Private Securities Litigation Reform Act of 1995 provides the Company with the opportunity to make cautionary statements regarding forward-looking statements contained in this News Release, including forward-looking statements concerning the Company’s future performance and asset quality. Forward-looking statements contained in this News Release are not historical facts and are based on management’s current beliefs, assumptions, predictions and expectations of future events, including the Company’s future performance, taking into account all information currently available to management. These beliefs, assumptions, predictions and expectations are subject to numerous risks and uncertainties and can change as a result of many possible events or factors, not all of which are known to management and many of which are beyond management’s control. If a change occurs, the Company’s business, financial condition, liquidity, results of operations, asset quality, plans and objectives may vary materially from those expressed in the forward-looking statements. Accordingly, investors are cautioned not to place undue reliance on such forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as “anticipates,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “forecasts”, “continuing,” “ongoing,” “expects,” “views,” “intends” and similar words or phrases. The risks and uncertainties that may affect the Company’s future performance and asset quality include, but are not limited to, the following: national, regional and local economic conditions and the impact they may have on the Company and its customers; competitive products and pricing available in the marketplace; changes in credit and other risks posed by the Company’s loan and investment portfolios, including declines in commercial or residential real estate values or changes in the allowance for credit losses as dictated by new market conditions or regulatory requirements; changes in local, national and international economic conditions, including rising inflation rates; fiscal and monetary policies of the U.S. government; changes in governmental regulations affecting financial institutions (including regulatory fees and capital requirements); changes in prevailing interest rates; credit risk management and asset/liability management; the financial and securities markets; the availability of and cost associated with sources of liquidity; and other risks and uncertainties inherent in the Company’s business, including those discussed under the headings “Forward-Looking Statements and Business Risks” and “Risk Factors” in the Company’s Annual Report on Form 10-K for the year-ended December 31, 2022. Any forward-looking statements are qualified in their entirety by the foregoing risks and uncertainties and speak only as of the date on which such statements are made. The Company undertakes no obligation to revise or update such forward-looking statements to reflect events or circumstances after the date on which the statements are made or to reflect the occurrence of unanticipated events.

AMES NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets (unaudited)
(in thousands, except share and per share data)

	March 31,	March 31,
ASSETS	2023	2022

Cash and due from banks	$20,493	$28,681
Interest-bearing deposits in financial institutions and federal funds sold	66,693	119,651
Total cash and cash equivalents	87,186	148,332
Interest-bearing time deposits	13,923	16,419
Securities available-for-sale	788,910	823,897
Federal Home Loan Bank (FHLB) and Federal Reserve Bank (FRB) stock, at cost	3,328	3,473
Loans receivable, net	1,224,045	1,130,077
Loans held for sale	313	-
Bank premises and equipment, net	20,168	17,733
Accrued income receivable	10,594	9,330
Bank-owned life insurance	3,073	3,002
Deferred income taxes, net	19,250	13,112
Other intangible assets, net	1,801	2,359
Goodwill	12,424	12,424
Other assets	4,636	4,560

Total assets	$2,189,651	$2,184,718

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Deposits
Noninterest-bearing checking	$374,358	$413,114
Interest-bearing checking	650,518	630,016
Savings and money market	629,288	705,560
Time, $250 and over	62,168	41,460
Other time	180,461	169,743
Total deposits	1,896,793	1,959,893

Securities sold under agreements to repurchase	46,202	39,902
Other borrowings	78,550	-
Dividends payable	2,428	2,455
Accrued expenses and other liabilities	6,596	5,803
Total liabilities	2,030,569	2,008,053

STOCKHOLDERS' EQUITY
Common stock, $2 par value, authorized 18,000,000 shares; issued and outstanding 8,992,167 and 9,092,167 shares as of March 31, 2023 and 2022, respectively.	17,984	18,184
Additional paid-in capital	14,253	16,353
Retained earnings	180,097	173,067
Accumulated other comprehensive (loss)	(53,252)	(30,939)
Total stockholders' equity	159,082	176,665

Total liabilities and stockholders' equity	$2,189,651	$2,184,718

AMES NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income (unaudited)
(in thousands, except per share data)

	Three Months Ended
	March 31,
	2023	2022
Interest and dividend income:
Loans, including fees	$13,071	$10,644
Securities
Taxable	3,216	2,588
Tax-exempt	614	674
Other interest and dividend income	295	166

Total interest and dividend income	17,196	14,072

Interest expense:
Deposits	4,715	888
Other borrowed funds	812	32

Total interest expense	5,527	920

Net interest income	11,669	13,152

Credit loss expense (benefit)	212	(127)

Net interest income after credit loss expense (benefit)	11,457	13,279

Noninterest income:
Wealth management income	1,165	1,280
Service fees	323	338
Securities gains, net	-	35
Gain on sale of loans held for sale	50	180
Merchant and card fees	414	442
Other noninterest income	302	278

Total noninterest income	2,254	2,553

Noninterest expense:
Salaries and employee benefits	5,970	5,611
Data processing	1,321	1,432
Occupancy expenses, net	810	717
FDIC insurance assessments	170	147
Professional fees	460	474
Business development	359	336
Intangible asset amortization	130	146
New markets tax credit projects amortization	192	189
Other operating expenses, net	431	327

Total noninterest expense	9,843	9,379

Income before income taxes	3,868	6,453

Income tax expense	671	1,308

Net income	$3,197	$5,145

Basic and diluted earnings per share	$0.36	$0.57

Declared dividends per share	$0.27	$0.27